Exhibit 4.54

Letter of Intent
for Assignment of Property of the 50th Floor
of Shenzhen International Chamber of Commerce Tower

The Vendor (“Party A”):	Global Sources Properties (Shenzhen) Co., Ltd.
Company Registration No.:	440301503236702
Authorized Representative:	Sandy Ng
Company Address:	35 Floor, Shenzhen International Chamber of Commerce Tower, No.168 Fuhua 3rd Road , Futian District, Shenzhen

The Purchaser (“Party B”):	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
Company Registration No.:	440301109864653
Authorized Representative:	Chen Shaozhen
Company Address:	Room 201, Block A, No.1 Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperative Zone, Shenzhen

Whereas, Party A intends to sell to Party B, and Party B intends to purchase the properties of entire 50th floor of Shenzhen International Chamber of Commerce Tower owned by Party A, in pursuance of PRC laws of real estate and regulations on administration of sale of commercial properties, together with relevant provisions of Shenzhen real estate policies and rules, Party A and Party B (hereinafter collectively referred to as “Parties”) hereby, via amicable negotiation and under free will, with respect to both Parties’ assignment of relevant properties of entire 50th floor of Shenzhen International Chamber of Commerce Building, agree on and jointly comply with the terms and articles (hereinafter referred to as “Agreement”) as follows:

Article 1.	The Transaction Property

1.1.
Shenzhen International Chamber of Commerce  Tower is located at the intersection of Yitian Road and Fuhua 3rd Road, Futian District, Shenzhen. Party A is the legal owner of eight (8) units on the 50th Floor of Shenzhen International Chamber of Commerce Tower, numbered 5001, 5002, 5003, 5005, 5006, 5008, 5009 and 5010 respectively (hereinafter referred to as “Property”).

1.2.
Party B voluntarily intends to purchase the Property, the specific unit number of which shall subject to the descriptions in the annex(es) hereto (Party A shall provide the photocopies of the Certificates for Real Estate of the Property as annex of this Agreement).

1.3.	The construction area of the Property is 2118.22 square meters. The purpose of the Property is for office use, with the land use from 8th January 2002 to 7th January 2052.

1.4.
The current legal status of the Property is free from mortgage, and the Certificates for the Real Estate of the Property have been obtained. Party A holds the complete ownership of the Property, which is entirely at its control and disposal.

Article 2.	Transaction Price

2.1.
It is agreed by both Parties that the transaction unit price of the Property is RMB63,500 per square meter of the construction area, and the total price is RMB134,506,970 (hereinafter referred to as “Price”).

2.2.	Each Party shall respectively assume the relevant taxes and fees arising from the transaction of the Property pursuant to provisions of laws and regulations.

Article 3.	Transaction Deposit

3.1.
It is agreed by both Parties that, after execution of the Agreement, Party B shall make payment of RMB20,000,000.00 to Party A by way of bank transfer before 7th July 2015, as the deposit for this transaction of Property.

The account designated by Party A:

Bank Name:         The China Merchants Bank Central Business Branch
Account Name:     Global Sources  Properties(Shenzhen) Co., Ltd.
Account No.:        817682051810001

3.2.	Upon payment of the aforementioned deposit to the designated account, Party A shall issue to Party B a written receipt for the deposit, accurately recording the deposit amount.

3.3.
Upon the completion of the title transfer formalities of the Property by Parties, such the afore-mentioned deposit shall be deemed as corresponding amount of the Price that Party B has paid to Party A.

Article 4.	Payment Method and Sales Contract

4.1.
It is agreed by both Parties that, the Second-Hand Real Estate Sales Contract of ShenZhen Municipality (hereinafter referred to as “Sales Contract”) will be signed on or before 1st September 2015, which shall stipulate that: Party B shall pay the rest of the amount of the Price for the Property, i.e. RMB114,506,970.00 (the full amount of the Price minus the deposit referred in the preceding Article 3) , to a bank escrow account designated by both Parties on a lump sum basis before 10 November, 2015.

4.2.
It is agreed by both Parties that, this Agreement shall be an integral part of the Sales Contract, and both Parties shall fill in the blank spaces of the Sales Contract in accordance with the provisions of this Agreement and/or this Agreement shall be the supplementary terms of the Sales Contract. Unless both Parties mutually otherwise agreed, the terms and conditions of the Sales Contract shall not be further altered or added.

Article 5.	Registration of Transfer and Delivery of the Property

5.1.	The Inquiry of Transaction Property

Before Party B pays the deposit to Party A in accordance with this Agreement, Party A should issue the Property Inquiry List of the Property to Party B, for the purpose of illustrating the status of the property regarding the title of the Property is valid (means no encumbrance impacting this transaction, such as judicial attachments, mortgages and etc.).

5.2.	The Escrow of the Property Title Certificate of the Property

At the date that this Agreement has been executed and Party B has fully paid the deposit in accordance with this Agreement, Party A should deliver the original of the Property Title Certificate of the Property (hereinafter referred to as “Original”) to King & Wood Mallesons (Shenzhen office) (hereinafter referred to as “KWM”) for escrow:

(1)
KWM should send back the Original to Party A when the expiration of the escrow, namely, the earlier date of submitting the Original to government authorities for handling the registration of the title transfer or 30th, November, 2015.

(2)	Both Parties and KWM should execute an agreement regarding the escrow of the Original.

5.3.	Registration of Title Transfer

Within three (3) working days upon execution of Sales Contract and payment of the rest of the Price to the bank escrow account in full (the full amount of the Price minus the deposit referred in the preceding Article 3), both Parties shall prepare all the documents required for registration of transfer of property ownership, and jointly apply to the registration administration of property ownership to proceed with the procedures for the registration of ownership transfer.

Both Parties shall pay the taxes and fees arising from the Property transaction in time pursuant to the requirements of authorities respectively. Otherwise, the deferred Party should pay the liquidated damages as 0.05% of the amount of the Price per day to another Party.

5.4.	Date of Delivery

Upon Party A receives the Price from Party B in full (subject to the arrival in Party A’s bank account), Party A will deliver the Property to Party B before 3rd January, 2016. Party B undertakes that, for the period before the delivery on 3rd January, 2016, it will not charge Party A any rents, occupation fees or exploitation fee of any form whatsoever.

5.5.	Delivery Standard and Property Management Fee, etc.

(a)	The Property will be delivered on an “as is” basis, however, Party A reserves the right to remove the removable or demountable facilities.

(b)
From the date when Party A delivers the Property to Party B, any property management fees, water and electricity bill, air-conditioning usage fees and other costs related to the Property shall be borne by Party B.

Article 6.	Liability for Breach of Contract

6.1.
In the event that due to Party B’s reasons, the Sales Contract fails to be executed on or before 1st September, 2015, and/or Party B fails to pay the rest of the Price (RMB114,506,970) in time to the bank escrow account designated by both Parties in full (the full amount of the Price minus the deposit referred in the preceding Article 3) in accordance with the Sales Contract and/or Party B fails to handle the formalities regarding the registration of property title transfer within 5 working days following the date stipulated within the preceding Article 5.3, Party A is entitled to terminate this Agreement by issuing a written notice to Party B, and the deposit of RMB20,000,000.00 paid according to Article 3 herein will be forfeited. In addition, Party A is entitled to sell the Property to any other third party.

6.2.
In the event that due to Party A’s reasons, the Sales Contract fails to be executed before 1st September, 2015 and/or Party A fails to handle the formalities regarding the registration of property title transfer within five (5) working days following the date stipulated within the preceding Article 5.3,  Party B is entitled to terminate this Agreement and/or the Sales Contract by issuing a written notice to Party A, and Party A shall refund the twice amount of the deposit paid by Party B on a lump sum basis as compensation within seven (7) working days upon the termination of this Agreement.

Article 7.	Miscellaneous

7.1.	Notice

All notices required hereunder shall be in writing, unless stipulated to the contrary herein.

Any document as notice, invoice or bill etc. sent from Party A to Party B shall be delivered by personal delivery or by courier, and addressed as set out below. A notice shall be deemed to be duly served on and received immediately after delivery in case of personal delivery, or on the served date recorded in the return receipt in case of delivery by courier. The information of both Parties for communication is set out as follows:

Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
Mail Address:	35 Floor, Shenzhen International Chamber of Commerce Tower, No.168 Fuhua 3rd Road, Futian District, Shenzhen
Postal Code:	518048
Attention:	Sandy Ng
Tel:	0755-8828 2868
Fax:	0755-8828 2864

Party B:	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
Mail Address:	35 Floor, Block A, Great China International Finance Center (IFC), the intersection of Shennan Road and Caitian Road, Futian District, Shenzhen
Postal Code:	518040
Attention:	Chen Shaozhen
Tel:	0755-8278 6199
Fax:	0755-8271 0678

Both Parties shall be responsible for authenticity and accuracy of their respective contact number and address recorded herein. Where the contact number and/or address of either Party changes, that Party shall notify the other Party in writing on the second day following the date when the change occurs. Liabilities incurred by inauthentic or inaccurate contact number and/or address of either Party or that Party’s failure to timely notify the other Party of such change shall be held by that Party.

7.2.	Dispute Resolution

Any dispute arising from performance of this Agreement shall be settled through amicable negotiation, failing which, either Party shall be entitled to submit such dispute to the competent People’s Court of PRC.

7.3.	This Agreement shall be governed by PRC law.

7.4.
This Agreement shall be executed in four sets of original copies, and take effect upon signatures and seals by both Parties. Each Party shall hold two sets of this Agreement with equal legal effectiveness.

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[Execution page of Letter of Intent for Assignment of Property of the 50th Floor of Shenzhen International Chamber of Commerce Building]

Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
(Company chop)
Authorized Representative:	Sandy Ng (Signature)
Execution Date:	6th July, 2015

Party B:	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
(Company chop)
Authorized Representative:	Chen Shaozhen (Signature)
Execution Date:	6th July, 2015

Annex 1: Copy of Title Certificate for Real Estate of the Property